Exhibit 99.1

IWT Tesoro Corporation Experiences Delay in Filing its Annual Report

April 24, 2006

WESTPORT, CT—(MARKET WIRE)—April 24, 2006 — IWT Tesoro Corporation (OTCBB: IWTT - News), has been delayed filing its Annual Report on Form 10-K with the Securities and Exchange Commission for the fiscal year ended December 31, 2005. Tesoro expects to file its Annual Report as soon as practicable.

The delay is due to addressing the appropriate accounting for a $5.0 million convertible note issued in August 2005. The note was initially convertible at a fixed conversion price and subject to certain modifications of the conversion price upon issuing Tesoro shares at a price less than $2.74 per share. On March 31, 2006, the terms of the note were modified to eliminate certain modifications of the conversion price upon issuing shares at less than $2.74 per share. After further review of the transaction, Tesoro has determined that the most appropriate accounting for the transaction is as a derivative security and not as convertible debt. As a result, Tesoro will be restating is Form 10-Q for the quarter ended September 30, 2005. Its Form 10-K will further reflect this accounting.

Henry J. Boucher, Tesoro’s CEO, said, “Amending these convertible notes has been highly favorable for Tesoro, and going forward, the accounting of these notes will be fairly straightforward.”

About IWT Tesoro

IWT Tesoro Corporation is one of a few publicly traded tile distributors that is wholesale-driven. The Company does not compete with its own customers by having dealer stores as part of its business model. The Company’s philosophy is that it is its customers’ supplier, not their competition. This is a distinct reason as to why the Company’s been so successful. This wholesale focus is at the core of IWT Tesoro Corporation’s long-term growth and market strategy. Through IWT, as well as IWT Transport Inc., a subsidiary of the Company that operates as a licensed freight carrier, and its foreign subsidiary IWT Tesoro International Ltd., IWT Tesoro Corporation is focused on creating, marketing and delivering exclusive and premium flooring brands that meet customers’ different needs.

Certain statements in this press release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s business and financing plans, regulatory environments in which the Company operates or plans to operate, and trends affecting the Company’s financial condition or results of operations, the impact of competition, the start up of certain operations, roll out of products and services and acquisition opportunities. When used herein, the words “believes,” “expects,” “plans,” “estimates” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Contact:

CONTACTS:

Henry J. Boucher, Jr.

CEO

IWT Tesoro Corporation

Phone: (203) 221-2770

Fax: 203-221-2797

Email: Email Contact

R. Nicholas Brack

Managing Director

Baxter Partners, LLC

Phone: 1-561-624-0014

Fax: 1-561-828-0964

Email: Email Contact